99.3

               ECSI INTERNATIONAL, INC. ENTERS INTO OEM AGREEMENT
           WITH ELTA SYSTEMS LTD. OF ISRAEL FOR HUMAN DETECTION SYSTEM

Clifton, NJ -Oct. 21, 2004 - ECSI International, Inc. (ECSI), a division of Electronic Control Security Inc. (OTCBB: EKCS) a global leader in perimeter security systems today announced it has signed an OEM agreement with Elta Systems Ltd., a wholly owned subsidiary of Israel Aircraft Industries Ltd., ("IAI"). Elta Systems is the radar house of Israel and it developed a family of radars for land and waterside surveillance.

Under the agreement, ECSI will receive OEM rights to market Elta's Human Detection System (HDS), employing high resolution Doppler radar that monitors, detects, measures distance and azimuth and alarms when an intruder is approaching a secured perimeter or asset. The unit is compact, lightweight and cost-effective and operates around the clock even in poor weather and under low visibility. It generates an audio-visual alarm in the central control system whenever an intrusion is identified approaching the guarded area. The system can activate a day/night low level CCTV camera that will automatically be directed toward the detected moving target for identification and assessment purposes.

ECSI plans to market the product in the U.S. for use with the IBDSS, TASS programs and other major security initiatives.

"We are very impressed with Elta's advanced radar technology, and look forward to integrating their products for the USAF-IBDSS program and our existing distribution networks," said Arthur Barchenko, CEO of ECSI International, Inc."

About Elta Systems Ltd.

ELTA Systems Ltd., a Group and a wholly owned subsidiary of IAI, is one of Israel's leading defense electronics companies and one of the global leaders in some of its areas of expertise.

The Company operates as a defense systems house based on electromagnetic sensors (radar, electronic warfare and communication) and on information technology. ELTA Systems' products are designed for intelligence, surveillance and reconnaissance, early warning and control, self-protection and self-defense, target acquisition and fire control applications. The Company's products include components and subassemblies, designed and produced in-house. This capability enables the Group to offer comprehensive solutions and sell products and systems tailored and adapted to the special requirements of customers and users, and thereby constitutes a competitive advantage vis-a-vis the leading defense firms in the world. The Company holds a variety of unique technological centers, as well as exclusive facilities and national infrastructures. For more information visit www.iai.co.il/elta

About ECSI

ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ManTech International Co., ADT Federal Systems, ARINC, SRH Marine, Horne Engineering Services, Inc. and other industry leaders. ECSI's corporate office is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; or visit www.anti-terrorism.com.

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Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-755-3181
jlipman@lipmangrp.com